Exhibit 99.1

AMC NETWORKS INC. ANNOUNCES
$500 MILLION STOCK REPURCHASE PROGRAM

New York, NY - March 7, 2016: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today announced that its board of directors has authorized a program to repurchase up to $500 million of its outstanding shares of common stock.

President and Chief Executive Officer Josh Sapan said: “Today’s announcement reflects our belief that our shares represent an attractive investment opportunity, our confidence in the future of our business and our commitment to enhancing long-term shareholder value.  We believe this stock repurchase program provides us with additional flexibility for capital allocation while preserving our strong balance sheet and allows us to continue to pursue growth opportunities.”

The company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors.

The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time.

About AMC Networks Inc.
Dedicated to producing quality programming and content for more than 30 years, AMC Networks Inc. owns and operates several of the most popular and award-winning brands in cable television. AMC, IFC, SundanceTV, WE tv, and IFC Films produce and deliver distinctive, compelling and culturally relevant content that engages audiences across multiple platforms. The company also operates BBC America through a joint venture with BBC Worldwide. In addition, the company operates AMC Networks International, its global division. For more information, please visit www.amcnetworks.com.

Contacts:
Seth Zaslow
Investor Relations
646-273-3766
seth.zaslow@amcnetworks.com

Georgia Juvelis
Corporate Communications
917-542-6390
georgia.juvelis@amcnetworks.com

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